Exhibit 99.1

NEWS RELEASE

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS

THIRD QUARTER FINANCIAL RESULTS

HILLSBORO, OR - October 25, 2007 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the third quarter ended September 29, 2007.

For the third quarter, revenue was $58.3 million, a decrease of two percent from the $59.2 million reported in the prior quarter, and a decrease of eight percent from the $63.5 million reported in the same quarter a year ago.

FPGA revenue for the third quarter was a record $13.6 million, up slightly from the $13.5 million reported in the prior quarter, and an increase of two percent from the $13.3 million reported in the same quarter a year ago. PLD revenue for the quarter was $44.7 million, a two percent decrease over the $45.7 million reported in the prior quarter, and a decrease of 11 percent from the $50.2 million reported in the same quarter a year ago.

New product revenue for the third quarter was $8.3 million, up 28% from the $6.5 million reported in the prior quarter, and an increase of 73% from the $4.8 million reported in the same quarter a year ago.

Other income for the third quarter of 2007 was $3.6 million and included a $1.7 million gain related to the extinguishment of outstanding zero coupon convertible notes.

Net loss for the third quarter was $4.4 million ($0.04 per share), as compared to a net loss of $1.5 million ($0.01 per share) reported in the prior quarter, and net income of $0.9 million ($0.01 per share) in the same quarter a year ago. These results include non-cash amortization charges, stock based compensation expense and restructuring charges, which total $5.5 million and $3.9 million for the third quarter of 2007 and 2006, respectively, and $4.0 million for the second quarter of 2007. Excluding these charges net income for the third quarter was $1.1 million as compared to a net income of $2.6 million for the prior quarter, and net income of $4.8 million for the comparable quarter a year ago.

“We are pleased by the strong growth we experienced for our New products in the third quarter. Unfortunately, this continued growth was more than offset by a substantial decline in our Mature products. This decline negatively impacted both revenue and gross margin for the quarter,” said Steve Skaggs, Lattice’s President and Chief Executive Officer. “Looking forward, we anticipate continued growth in New products and believe that as older products become an increasingly smaller percentage of total revenue overall revenue growth will resume and increasingly benefit the Company throughout 2008. Nonetheless, as our current financial results are below expectations, we will continue to seek opportunities to minimize operating expenses in the short-term.”

Third Quarter Business Highlights:

•

During the quarter, Lattice released all members of the 90 nanometer LatticeECP2M™ family of low cost, high performance FPGAs to volume production. By combining a low cost FPGA architecture with high-end FPGA features like 3.125 Gbps SERDES (SERializer/DESerializer) I/O and high memory capacity, the LatticeECP2M family is bringing new levels of performance to value-conscious electronic system designs.

•

Released a new XAUI to SPI4.2 intellectual property (“IP”) core optimized for the LatticeSC™ Extreme Performance FPGA family. This core provides critical bus bridging functions needed to interface 10 Gb Ethernet-based networks and leading-edge network processor and traffic management devices. The LatticeSC family’s pre-engineered, on-chip SPI4.2 controller, memory controller and Media Access Controller (“MAC”) blocks complete these solutions to provide exceptional integration, performance and power savings benefits for Lattice’s customers developing network equipment.

•

Announced membership in the HyperTransport™ Consortium to help promote the use of HyperTransport interface technology. The LatticeSC family’s exceptionally fast 2.0 Gbps PURESPEED™ I/O provides unique performance in support of the HyperTransport 2.0 specification.

•

Announced collaboration with Silicon Laboratories to provide SONET/SDH standard-compliant solutions through a combination of LatticeSC FPGAs and Silicon Labs’ multi-rate clock and data recovery (CDR) devices and Any-Rate precision clock devices.

•

Released Version 7.0 Service Pack 1 of Lattice’s ispLEVER® FPGA design tools providing significant customer upgrades to support high density FPGA design, including general release of the Reveal™ logic analysis / hardware debug tool that provides best-in-class design analysis and an enhanced Power Calculator module that accurately models device thermal environments and resulting power consumption.

Business Outlook – December 2007 Quarter:

•	Sequential quarterly revenue is expected to be approximately $57 million to $59 million;

•	Gross margin percentage is expected to be approximately 55%;

•	Total operating expenses are expected to be approximately $33.0 million to $33.5 million;

•	Restructuring charge is expected to be approximately $1.5 million to $2.5 million;

•	Intangible asset amortization is expected to be approximately $2.0 million; and

•	Other income is expected to be approximately $2.5 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. This measure is generally based on the revenue of our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income excludes amortization of intangible assets, stock-based compensation and restructuring charges. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges are related to the adoption of SFAS No. 123(R) effective January 1, 2006, and include expense for items such as stock options and restricted stock units granted to employees, purchases under the employee stock purchase plan and deferred stock compensation issued in connection with acquisitions. Restructuring charges consist of expenses and subsequent adjustments incurred under our corporate restructuring plans that were initiated in the fourth quarter of fiscal 2005 and in the third quarter of fiscal 2007, and include items such as separation packages, costs to vacate space under long-term lease arrangements, and other related expenses.

Non-GAAP net income is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net (loss) income, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net (loss) income, which is our most directly comparable GAAP financial result. For more information, see the consolidated statement of operations contained in this earnings release.

Conference Call and Business Update:

On October 25, 2007, Lattice will hold a telephone conference call at 2:00 p.m. (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On December 13, 2007, we plan to publish a “Business Update Statement” on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. With respect to particular forward-looking statements in the “Business Outlook - December 2007 Quarter” section of this release, Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our Mature, Mainstream, and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high performance, non-volatile and low cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispLEVER, Reveal, LatticeECP2M, LatticeSC, PURESPEED, and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries. HyperTransportTM is a licensed trademark of the HyperTransport Technology Consortium in the U.S. and other jurisdictions.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

Description	Three months ended			Nine months ended
	September 29, 2007	June 30, 2007	September 30, 2006	September 29, 2007	September 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$58,304	$59,243	$63,456	$175,654	$183,627

Costs and expenses (1):
Cost of products sold	26,705	26,593	27,764	79,516	79,855
Research and development	20,166	20,752	20,905	62,926	61,696
Selling, general and administrative	15,054	14,785	15,207	44,405	43,490
Amortization of intangible assets (2)	2,458	2,665	2,657	7,790	8,140
Restructuring (3)	1,718	27	102	1,615	318

Total costs and expenses	66,101	64,822	66,635	196,252	193,499

Loss from operations	(7,797)	(5,579)	(3,179)	(20,598)	(9,872)

Other income, net (4)	3,551	4,299	4,324	10,858	12,721

(Loss) income before provision for income taxes	(4,246)	(1,280)	1,145	(9,740)	2,849

Provision for income taxes	201	181	248	551	693

Net (loss) income	$(4,447)	$(1,461)	$897	$(10,291)	$2,156

Basic net (loss) income per share	$(0.04)	$(0.01)	$.01	$(0.09)	$.02

Diluted net (loss) income per share	$(0.04)	$(0.01)	$.01	$(0.09)	$.02

Shares used in per share calculations:
Basic	115,057	114,827	114,376	114,852	114,091

Diluted (5)	115,057	114,827	115,560	114,852	114,577

Notes:

(1)	As a result of the restructuring implemented in the fourth quarter of 2005, the Company realigned certain departments and job responsibilities in 2006. Due to these changes, the Company reviewed its historical cost center allocations and has reclassified these to reflect post-restructuring operations. Amounts previously reported in the three and nine months ended September 30, 2006 have been reclassified to be consistent with the approach applied for the other periods presented.
(2)	Intangible assets subject to amortization aggregate $7.9 million, net, at September 29, 2007 and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc. became fully amortized in the third quarter of fiscal 2007. Amortization charges are expected to be substantially eliminated by the end of 2008.
(3)	Represents costs and adjustments incurred under the corporate restructuring plans, implemented in the fourth quarter of 2005 and the third quarter of 2007. During the third quarter of 2007, we approved and initiated a restructuring plan (“2007 restructuring plan”) to lower operating expenses. During the third quarter of 2007, we recorded an initial restructuring charge of $1.7 million comprised primarily of severance and related costs of which $1.2 million was paid during the third quarter of 2007. The Company expects to incur an additional charge of $1.5 million to $2.5 million in the fourth quarter of 2007 primarily related to costs to vacate leased space.
(4)	Includes a $1.6 million gain recorded during the three months ended June 30, 2007 as a result of the Company selling a parcel of undeveloped land near its corporate headquarters.
(5)	For the three months ended September 29, 2007 and June 30, 2007 and the nine months ended September 29, 2007, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive. For the three and nine months ended September 30, 2006, the computation of diluted earnings per share excludes Convertible Notes, as they are antidillutive.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net Income

(in thousands)

	Three months ended			Nine months ended
	September 29, 2007	June 30, 2007	September 30, 2006	September 29, 2007	September 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net (loss) income	$(4,447)	$(1,461)	$897	$(10,291)	$2,156
Reconciling items:
Amortization of intangibles (1)	2,458	2,665	2,657	7,790	8,140
Stock-based compensation	1,349	1,325	1,117	4,063	2,462
Restructuring (2)	1,718	27	102	1,615	318

Non-GAAP net income	$1,078	$2,556	$4,773	$3,177	$13,076

Reconciliation of GAAP Net (Loss) Income per Share to Non-GAAP Net Income per Share

	Three months ended			Nine months ended
	September 29, 2007	June 30, 2007	September 30, 2006	September 29, 2007	September 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and Diluted (4):
GAAP net (loss) income	$(0.04)	$(0.01)	$0.01	$(0.09)	$0.02
Reconciling items:
Amortization of intangibles (1)	0.02	0.02	0.02	0.07	0.07
Stock-based compensation	0.01	0.01	0.01	0.04	0.02
Restructuring (2)	0.01	0.00	0.00	0.01	0.00

Non-GAAP net income	$0.01	$0.02	$0.04	$0.03	$0.11

Shares used in per share calculations:
Basic	115,057	114,827	114,376	114,852	114,091

Diluted (3)	120,659	122,611	125,385	122,462	124,816

Notes:

(1)	Intangible assets subject to amortization aggregate $7.9 million, net, at September 29, 2007 and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc. became fully amortized in the third quarter of fiscal 2007. Amortization charges are expected to be substantially eliminated by the end of 2008.
(2)	Represents costs and adjustments incurred under the corporate restructuring plans, implemented in the fourth quarter of 2005 and the third quarter of 2007. During the third quarter of 2007, we approved and initiated a restructuring plan (“2007 restructuring plan”) to lower operating expenses. During the third quarter of 2007, we recorded an initial restructuring charge of $1.7 million comprised primarily of severance and related costs of which $1.2 million was paid during the third quarter of 2007. The Company expects to incur an additional charge of $1.5 million to $2.0 million in the fourth quarter of 2007 primarily related to costs to vacate leased space.
(3)	For all periods presented the effects of stock options, restricted stock units and convertible notes are included as they are dilutive.
(4)	Per share amounts may differ due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

Description	September 29, 2007	December 30, 2006
	(unaudited)
Assets
Current assets:
Cash and short-term investments	$128,364	$233,208
Accounts receivable, net	31,097	22,545
Inventories	36,677	38,816
Other current assets	35,111	35,474

Total current assets	231,249	330,043

Property and equipment, net	44,813	46,696
Foundry investments, advances and other assets	93,909	109,964
Goodwill and other intangible assets, net (1)	231,412	239,203

	$601,383	$725,906

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$33,114	$82,843
Deferred income and allowances on sales to distributors	7,042	6,230
Zero Coupon Convertible Notes due in 2010 (2)	40,000	20,480

Total current liabilities	80,156	109,553

Zero Coupon Convertible Notes due in 2010 (2)	—	89,120
Other long-term liabilities	6,031	15,488

Total liabilities	86,187	214,161
Stockholders’ equity	515,196	511,745

	$601,383	$725,906

Notes:

(1)	At September 29, 2007, includes approximately $223.6 million in goodwill and $7.9 million of other intangible assets, net, related to the acquisition of the FPGA business of Agere Systems, Inc. Goodwill is not amortized effective with the March 2002 quarter.
(2)	Effective July 1, 2007, the Convertible Notes were classified as a current liability as the holders of the Convertible Notes have a right to require payment of the Convertible Notes on July 1, 2008. At December 30, 2006, $20.5 million of Convertible Notes were classified as a current liability because it was known at the time of filing our financial statements this amount would be extinguished in the first quarter of fiscal 2007.

Lattice Semiconductor Corporation

– Supplemental Historic Financial Information –

	Q307	Q207	Q306
Operations Information
Percent of Revenue (1):
Gross Margin	54.2%	55.1%	56.2%
R&D Expense	34.6%	35.0%	32.9%
SG&A Expense	25.8%	25.0%	24.0%

Depreciation Expense ($000)	3,398	3,396	3,151
Capital Expenditures ($000)	2,110	2,914	2,728

Balance Sheet Information
Current Ratio	2.9	5.9	5.9
A/R Days Revenue Outstanding	49	46	33
Inventory Months	4.1	4.3	4.0

Revenue% (by Product Family)
FPGA	23%	23%	21%
PLD	77%	77%	79%

Revenue% (by Product Classification)
New	14%	11%	8%
Mainstream	53%	50%	49%
Mature	33%	39%	43%

Revenue% (by Geography)
Americas	21%	24%	25%
Europe (incl. Africa)	20%	18%	21%
Asia	59%	58%	54%

Revenue% (by End Market)
Communications	54%	52%	52%
Industrial & Other	24%	24%	22%
Consumer & Automotive	11%	13%	11%
Computing	11%	11%	15%

Revenue% (by Channel)
Direct	66%	64%	64%
Distribution	34%	36%	36%

New:	LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager, ispClock

Mainstream:	FPSC, XPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z, XPGA, Software and IP

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs

Note:

(1)	Q306 amounts have been reclassified to be consistent with the current period.